Exhibit 16.2

United States Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen:

We have read paragraphs one through nine of Item 4 of the Current Report on Form 8-K/A of Aries Ventures Inc. dated October 31, 2002 to be filed with the Securities and Exchange Commission and agree with the statements made therein insofar as they relate to the accounting firm of Good Swartz Brown & Berns LLP. We have no basis on which to comment on paragraphs one through three or nine, nor on any references to Hollander, Lumer & Co., LLP or Weinberg & Company, P.A.

/s/ Good Swartz Brown & Berns LLP
Los Angeles, California
January 16, 2003